Exhibit 2.2

AMENDMENT NO. 1

TO

STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of April 18, 2007, to and of the Stock Purchase Agreement, dated as of February 25, 2007 (the “Agreement”), by and among Actaris Metering Systems S.A., a Luxembourg public limited liability company, having its registered office at 26, rue de Louvigny, L-1946, Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 108445 (the “Company”), LBO France Gestion SAS, as agent and attorney-in-fact for the Stockholders (the “Stockholder Representative”), and Itron, Inc., a Washington corporation (the “Buyer”).  Capitalized terms used and not defined herein shall have the meanings given to such terms in the Agreement.

RECITALS

WHEREAS, the Company, the Stockholders, the Stockholder Representative and the Buyer have previously entered into the Agreement;

WHEREAS, pursuant to Section 10.2 of the Agreement, the Agreement may only be amended by an instrument in writing signed by the Company, the Stockholder Representative and the Buyer; and

WHEREAS, the parties hereto wish to amend the Agreement on the terms set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Amendment of Section 2.1(a).   Section 2.1(a) of the Agreement is hereby amended in its entirety to read as follows:

“Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) (A) each Stockholder shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase from such Stockholder, the amount of Common Stock and Convertible Bonds set forth opposite such Stockholder’s name on Exhibit A, free and clear of all Encumbrances, and (B) the Buyer shall pay to such Stockholder the amount of the Purchase Price set forth opposite such Stockholder’s name on Exhibit A (which amount shall be provided in an updated Exhibit A in accordance with this Section 2.1(a) and shall be based on such Stockholder’s percentage ownership of Shares and Convertible Bonds at Closing), by wire transfer of immediately available funds in Euro, and (ii) the Buyer shall repay the Group Indebtedness on behalf of the Company and/or the Subsidiaries of the Company.  Ten Business Days prior to the anticipated Closing Date, the Company shall deliver to the Buyer a schedule setting forth the amount of Group Indebtedness to be repaid by the Buyer on behalf of the Company and/or the Subsidiaries of the Company at the Closing.  The Buyer acknowledges and agrees that the Stockholders may transfer a certain amount of Common Stock and/or Convertible Bonds among themselves prior to the Closing and that the amount of the Common Stock and Convertible Bonds, the percentage ownership of Shares and Convertible Bonds, and the Purchase Price set forth opposite each Stockholder’s name on Exhibit A shall be updated by the Stockholder Representative to reflect the amounts of Common Stock and Convertible Bonds owned by, the percentage ownership of Shares and Convertible Bonds of, and the amount of the Purchase Price to be paid to, each Stockholder at the Closing; provided, that, between the date of this Agreement and the Closing, no amount of Common Stock or Convertible Bonds may be transferred by any Stockholder to a Person that is not a Stockholder as of the date of this Agreement; provided, further, that such updated Exhibit A shall be delivered to the Buyer by the Stockholder Representative at least ten Business Days prior to the Closing Date.  The Buyer agrees that the Buyer shall pay, on behalf of the Company, certain expenses of the Company that are set forth on such updated Exhibit A; provided that the Purchase Price shall be reduced by the amount of such expenses and such reduced Purchase Price shall be distributed to the Stockholders in accordance with this Section 2.1(a).  Such updated Exhibit A shall also set forth a bank account opposite each Stockholder’s name into which the Buyer shall deposit the amount of the Purchase Price to be paid to such Stockholder at the Closing.  The Stockholder Representative shall be the sole responsible for the allocation of the Purchase Price among the Stockholders and each Stockholder acknowledges that the Buyer shall be fully discharged from its obligation to pay the Purchase Price by paying to each Stockholder such amount of the Purchase Price as shall have been set forth opposite such Stockholder’s name in the updated Exhibit A in accordance with this Section 2.1(a).  The Stockholders may be entitled to receive an additional payment to be calculated and to be allocated among the Stockholders as set forth on Exhibit E.”

2.           Amendment to Section 2.1(c).  Section 2.1(c) of the Agreement is hereby amended in its entirety to read as follows:

   “Provided the Buyer has (i) paid the Purchase Price and (ii) repaid the Group Indebtedness on behalf of the Company and/or the Subsidiaries of the Company, this Agreement transfers the rights to the Shares and to the Convertible Bonds and all rights and obligations attached thereto, including the right to dividends or other distributions pertaining to the Shares, as from the Closing Date.”

3.           Amendment to Section 2.1(d).  Section 2.1(d) of the Agreement is hereby amended in its entirety to read as follows:

“At the offices of Loyens Winandy, at 14, rue Edward Steichen, L-2540 Luxembourg, on the Closing Date, or at such other place or at such other time as the Buyer and the Stockholder Representative mutually may agree in writing, provided that the conditions set forth in this Agreement are met (or waived, as applicable), the Company shall sell, assign, transfer, convey and deliver to a wholly-owned Subsidiary of the Buyer (the “German and UK Subsidiaries Buyer”), which shall purchase from the Company, (i) immediately prior to the Closing, all of the issued and outstanding shares of capital stock of Actaris Development UK II (the “UK Subsidiary Stock”), a company organized under the laws of the United Kingdom and wholly-owned Subsidiary of the Company (the “UK Subsidiary”), and the German and UK Subsidiaries Buyer shall deliver to the Company a check made by the Buyer payable to the Company in the amount of €169,000,000 (the  “UK Subsidiary Check”) in exchange therefor (the “UK Subsidiary Purchase”), and (ii) immediately following the UK Subsidiary Purchase and prior to the Closing, all of the issued and outstanding shares of capital stock of Actaris Development Germany (the “German Subsidiary Stock”), a company organized under the laws of Germany and wholly-owned Subsidiary of the Company (the “German Subsidiary”), and the German and UK Subsidiaries Buyer shall deliver to the Company a check made by the Buyer payable to the Company in the amount of €205,000,000 (the “German Subsidiary Check”) in exchange therefor (the “German Subsidiary Purchase” and, together with the UK Subsidiary Purchase, the “German and UK Subsidiary Purchase”).  Each of the Company and the German and UK Subsidiaries Buyer shall deliver all documents, in form and substance reasonably satisfactory to the Buyer and the Company, respectively, as such party may request or as may be otherwise necessary or desirable to evidence and effect the German and UK Subsidiaries Purchase.  For the avoidance of doubt, the UK Subsidiary Stock and the German Subsidiary Stock shall be subject to Permitted Encumbrances at the time of the consummation of the German and UK Subsidiary Purchase.  Upon consummation of the Closing, the UK Subsidiary Stock and the German Subsidiary Stock shall be free and clear of all Encumbrances.”

4.           Amendment to Section 2.1(e).  Section 2.1(e) of the Agreement is hereby amended in its entirety to read as follows:

“If, following the consummation of the German and UK Subsidiaries Purchase in accordance with Section 2.1(d), the Closing does not take place for any reason whatsoever, the parties agree that (i) the German Subsidiary Stock and the UK Subsidiary Stock shall be retransferred to the Company and (ii) the German Subsidiary Check and the UK Subsidiary Check shall be cancelled and shall have no force or effect.  Each of the Company and the German and UK Subsidiaries Buyer shall take all actions and shall deliver all documents as may be necessary or desirable to evidence such retransfers and cancellations.  The German and UK Subsidiaries Buyer further undertakes that it shall pay all taxes and fees incurred in connection with such retransfers and cancellations and that it shall indemnify and hold harmless the Company from and against any and all Losses incurred by the Company arising from or relating to the retransfer of the German Subsidiary Stock and the UK Subsidiary Stock to the Company, except for any such Losses arising from or relating to the failure of any Stockholder or the Company to fulfill any covenant or obligation of such party under this Agreement).”

5.           Amendment to Section 2.2(a).  Section 2.2(a) of the Agreement is hereby amended in its entirety to read as follows:

“The purchase and sale of the Shares and of the Convertible Bonds shall take place at a closing (the “Closing”) to be held in Luxembourg at the offices of Loyens Winandy, at 14, rue Edward Steichen, L-2540 Luxembourg, at 10:00 A.M., Luxembourg Time, at the latest on the first Business Day following the 64th day following the date of this Agreement, or at such other place or at such other time or on such other date as the Buyer and the Stockholder Representative mutually may agree in writing, provided that the conditions set forth in this Agreement are met (or waived, as applicable).  The day on which the Closing takes place is referred to as the “Closing Date”.”

6.           Amendment to Section 2.2(d)(v).  Section 2.2(d)(v) of the Agreement is hereby amended in its entirety to read as follows:

“such other documents, in form and substance reasonably satisfactory to the Stockholder Representative, as the Stockholder Representative may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Shares and the Convertible Bonds to the Buyer and the payment of the Purchase Price in accordance with Section 2.1(a).”

7.           Amendment to Section 3.6(b).  Section 3.6(b) of the Agreement is hereby amended in its entirety to read as follows:

“As of the date hereof, the Group Indebtedness is €480,600,000 and set forth on Schedule 3.6(b) of the Disclosure Schedules are fair and carefully prepared estimates (which includes the Group Indebtedness’ estimate as of the date hereof), produced by the Company in good faith and reflecting the past business history of the Company, of the amount of Group Indebtedness that will be repaid by the Buyer on behalf of the Company and/or the Subsidiaries of the Company if the Closing Date were on the dates indicated in such schedule.”

8.           Amendment to Section 5.10.  Section 5.10 of the Agreement is hereby amended in its entirety to read as follows:

“The Company shall have obtained and communicated to the Purchaser on or prior to the Closing a statement from the lenders under the Credit Facilities Agreement listing all Credit Facilities Liens, expressing that the Credit Facilities Liens shall be released at Closing, upon and subject to full repayment to such lenders of the Group Indebtedness, and whereby the lenders undertake to provide all reasonably required assistance for the purpose of making effective such releases.

Subject to the delivery of the above statement, and to the Company's commitment to provide all reasonably required assistance in connection therewith, the Buyer shall be solely responsible of obtaining of the release of the Credit Facilities Liens.

At Closing, the Buyer shall, in addition to the payment of the Purchase Price, pay in cash into an account or accounts of or for the benefit of Mizuho Corporate Bank, Ltd. an aggregate amount sufficient to repay the Group Indebtedness with value date (date de valeur) at the Closing Date, in accordance with the terms and conditions of the Credit Facility Agreements.”

9.           Amendment to Section 6.11.  Section 6.11 of the Agreement is hereby amended in its entirety to read as follows:

“The Buyer shall repay the Group Indebtedness on behalf of the Company and/or the Subsidiaries of the Company at the Closing.  The Stockholders shall use commercially reasonable efforts to assist the Company and the Buyer with preparations for prepayments and termination of the Group Indebtedness.”

10.           Counterparts.  This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

11.           Continuing Effect of the Agreement.  Except for the amendments expressly set forth herein, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, each party has caused this Amendment to be duly executed as of the date first written above.

ACTARIS METERING SYSTEMS S.A.

By:      /s/ Clermont Matton
Name: Clermont Matton
Title: Administrateur

ITRON, INC.

By:      /s/ John W. Holleran
Name: John W. Holleran
Title: Senior Vice President

LBO FRANCE GESTION SAS,

By:      /s/ Robert Daussun
Name: Robert Daussun
Title: President